Exhibit 99.2

Nuveen Long/Short Commodity Total Return Fund (CTF)

An Update Regarding Share Repurchase Activity through August 21, 2014

August 22, 2014—The Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) is an exchange-traded commodity pool that invests directly in a diverse portfolio of commodity futures and options contracts. The Fund’s open-market share repurchase program permits the Fund to repurchase shares at a discount to net asset value, which allows the Fund to realize incremental accretion to its net asset value to the benefit of existing shareholders. From the program’s inception on March 14, 2013 to March 5, 2014, the Fund repurchased 1,045,000 shares, or approximately 56% of the program’s originally authorized amount. Shares were repurchased at a weighted average market price of $16.75, which resulted in positive accretion to the Fund’s net asset value in the amount of $0.2150 per common share.

On March 6, 2014, the Fund renewed its open-market share repurchase program, by which it is authorized to repurchase an aggregate of up to 10% of its then outstanding common shares (or approximately 1,775,000 shares) in open-market transactions at the discretion of the Fund’s manager, Nuveen Commodities Asset Management, LLC. The table below summarizes all share repurchase activity from the program’s re-authorization date of March 6, 2014 through August 21, 2014. During this period, the Fund has repurchased 275,000 shares at a weighted average market price of $15.39, which has resulted in positive accretion to the Fund’s net asset value in the amount of $0.050 per common share. The Fund may repurchase approximately 1,500,000 additional shares pursuant to the current share repurchase program, which represents approximately 85% of the program’s originally authorized amount.

CTF Share Repurchases (from March 6, 2014 through August 21, 2014):

Month	No. Shares Repurchased	% of Authorized Amount Repurchased	Weighted Average Price Per Share
April 2014	18,600	1.05%	$16.40
June 2014	36,400	2.05%	$16.28
July 2014	42,500	2.39%	$15.66
August 2014	177,500	10.0%	$15.05
Total/Average	275,000	15.49%	$15.39

The Fund’s share repurchase program is subject to certain U.S. federal securities regulations, which limit the number of shares the Fund can repurchase in any given business day.

Both the Fund’s share repurchase agent and the Fund’s manager will continue to monitor market conditions on a daily basis.

Share repurchase information is provided on a monthly basis on the Fund’s website at www.nuveen.com/CommodityInvestments and on a quarterly basis in the Fund’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which can also be found on the Fund’s website.

For a more complete description of the Fund’s investment strategies and risks, please visit www.nuveen.com/CommodityInvestments.

An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount invested. The Fund invests primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The Fund could incur significant losses on its commodity investments. The Fund is a commodity pool; it is not a mutual fund, closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

This update is not a solicitation to buy or sell the Fund’s shares. The Fund does not presently offer any new shares for sale; existing shares trade on the NYSE MKT.